Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of this 28th day of September 2021, by and between WW International, Inc., a Virginia corporation (the “Company”), and Mindy Grossman (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company and the Executive mutually desire to terminate the Executive’s employment with the Company, subject to the terms and provisions of this Agreement,

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.    Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

Section 2.    Termination of Employment; Transition Period. The last day of the Executive’s employment with the Company shall be the earlier of: (i) the commencement of employment of any successor Chief Executive Officer of the Company (or interim replacement) appointed by the Board or (ii) April 15, 2022, unless otherwise mutually agreed by the parties (the “Termination Date”). The Executive agrees that she shall effectively resign from her Board position with the Company and any of the other Company Group companies (as defined below) as of the Termination Date and shall execute any documents to effectuate all such resignations as reasonably requested by the Company. During the period commencing on the date hereof and ending on the Termination Date (the “Transition Period”), the Executive shall remain an employee of the Company and shall continue to serve as President and Chief Executive Officer, executing her duties in good faith. The Executive shall assist in the transition of her positions, duties and offices to the Board-appointed successor, as reasonably requested by the Board. During the Transition Period, the Executive will continue to receive the same compensation and participate in all plans and perquisites as she received prior to this Agreement and in accordance with the Employment Agreement. Notwithstanding anything herein, the Executive’s employment with the Company during the Transition Period remains “at-will,” meaning that each of the Executive and the Company have the right to terminate the Executive’s employment at any time and for any reason, with or without notice. Any such termination shall be subject to the terms of this Separation Agreement and the date of such termination shall be deemed the Termination Date.

Section 3.    Separation Benefits. Upon the Termination Date, the Executive shall be entitled to:

(a)    (i) all accrued but unpaid Base Salary through the date of termination of the Executive’s employment, (ii) reimbursement of any unpaid or unreimbursed expenses, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, and (iv) all rights to indemnification and directors and officers liability insurance coverage;

(b)    In the event that any Annual Bonus earned based on the Company’s 2021 fiscal year performance remains unpaid, such Annual Bonus, which amount shall be paid in full (without pro-ration) in cash at such time 2021 annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1⁄2 months following the last day of the 2021 fiscal year;

(c)    In the event that any Annual Bonus is earned based on the Company’s 2022 fiscal year performance, an amount in cash equal to (A) the Annual Bonus otherwise payable to the Executive for 2022, assuming the Executive had remained employed through the applicable payment date (with any subjective goals treated as achieved at not less than target, and without the application of any negative discretion), multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the Termination Date and the denominator of which is 365, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1⁄2 months following the last day of the 2022 fiscal year; provided, that, in the event the Company shall make early payment with respect to the portion of the Annual Bonus associated with the first quarter of the 2022 fiscal year, Executive will receive any payment of such portion in full and without pro-ration at such time as bonuses for such quarter are paid to other senior executives of the Company;

(d)    An amount equal to two (2) times Base Salary, such amount to be paid in substantially equal payments during the Separation Benefits Term, and payable in accordance with the Company’s regular payroll practices;

(e)    Subject to the Executive’s election of COBRA continuation coverage under the Company’s group health plan (including dental), payment, on the first regularly scheduled payroll date of each month during the Separation Benefits Term, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; provided, that the payments described in this clause (e) shall cease earlier than the expiration of the Separation Benefits Term in the event that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Separation Benefits Term;

(f)    If the Termination Date occurs prior to April 15, 2022 as a result of a termination for any reason other than by the Company for Cause (as defined in the Employment Agreement) or by Executive other than with Good Reason (as defined in the Employment Agreement):

(i)    an amount in cash equal to (A) one (1) times Base Salary, multiplied by (B) a fraction, the numerator of which is the number of days from the Termination Date through April 15, 2022 and the denominator of which is 365, which amount shall be paid in a lump sum within sixty (60) days following the Termination Date; and

(ii)    any time-vesting RSUs that are outstanding and unvested as of the Termination Date and scheduled to vest on or before April 15, 2022 will become fully vested as of the Termination Date; and

(g)    the vested options that were granted pursuant to the Initial Grants will remain exercisable for the full 7-year term of such agreements and all other vested options will remain exercisable for thirty (30) months following the Termination Date.

Except as provided in clauses (f) and (g) above, all of the Executive’s equity awards not vesting on or before April 15, 2022 shall be forfeited as of the date hereof. Notwithstanding the foregoing, the payments and benefits described in clauses (b), (c), (d), (e) and (f) above (collectively, the “Separation Benefits”) shall immediately terminate, and the Company shall have no further obligations to the Executive with respect thereto, in the event that the Executive materially breaches Section 4 of this Agreement, which breach, if curable, is not cured within five (5) business days after the delivery of written notice thereof. Except as set forth in this Section 3, Executive shall have no further rights to any compensation or any other benefits.

(h)    Release. Notwithstanding any provision herein to the contrary, the Separation Benefits shall be conditioned upon the Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (as attached hereto as Appendix B) within sixty (60) days following the Termination Date. If the Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes the Executive’s acceptance of such release following its execution, the Executive shall not be entitled to any of the Separation Benefits. Further, to the extent that any of the Separation Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any such amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the Termination Date, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, and any remaining Separation Benefits thereafter due shall be provided to the Executive according to the applicable schedule set forth herein.

The Company, on behalf of the Company Group and their successors and assigns, represents that, as of the date of this Agreement, there are no known claims, demands, causes of actions, fees and liabilities of any kind whatsoever, which it or they had, now have or may have against Executive as of the date of this Agreement, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter related to Executive’s employment with the Company or otherwise.

Section 4.    Restrictive Covenants

(a)    General. The Executive acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders the Executive special and unique within the industry of the Company Group, and that the Executive has had the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of Executive’s employment with the Company. In light of the foregoing, as a condition of Executive’s employment by the Company, and in consideration of Executive’s employment and the compensation and benefits provided during her employment as well as the Separation Benefits provided herein, the Executive acknowledges and agrees to the covenants contained in this Section 4. The Executive further recognizes and acknowledges that the restrictions and limitations set forth in this Section 4 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

(b)    Confidential Information.

(i)    The Executive acknowledges that, during the Term of Employment, she has had and will continue to have access to information about the Company Group and that the Executive’s employment with the Company has brought her and shall continue to bring her into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, the Executive agrees, at all times during the Term of Employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person without written authorization of the Company, or in the good faith performance of her duties, any Confidential Information; provided that, in addition, Confidential Information may be disclosed pursuant to subpoena or court process to the extent legally required.

(ii)    Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Executive and the Company each understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose pursuant to the rights under this subsection (b)(ii) any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of Company’s General Counsel or other officer designated by the Company.

(c)    Assignment of Intellectual Property.

(i)    The Executive agrees that she has made and will continue to make, without additional compensation, prompt and full written disclosure to the Company if reasonably requested by the Company, and she holds and will continue to hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which the Executive has or will have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the Term of Employment, whether or not during regular working hours, provided they (i) relate or related at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group; (ii) result or resulted from or relate or related to any work performed for any member of the Company Group; or (iii) are or were developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”); provided however, Developments shall not include any of the foregoing to the extent they are created in connection with any Permitted Activity (as defined in the Employment Agreement) or any Approved Activity and not otherwise covered by subsection (c)(i)(i) above. The Executive further acknowledges that all Developments made by the Executive (solely or jointly with others) within the scope of and during the Term of Employment are “works made for hire” (to the greatest extent permitted by applicable law) for which the Executive has been and is, in part, compensated by the Executive’s Base Salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, the Executive hereby assigns to the Company, or its designee, all Executive’s right, title, and interest throughout the world in and to any such Development.

(ii)    The Executive agrees to reasonably assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including (taking into account Executive’s schedule), the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem reasonably necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. The Executive further agrees that the Executive’s obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers shall continue after the Termination Date until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall pay in advance or reimburse the Executive for the Executive’s reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of the Executive’s mental or physical incapacity or unavailability for any other reason to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf and in her stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by the Executive. The Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or hereafter has for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(d)    Non-Competition. During the Term of Employment and the Post-Termination Restricted Period, the Executive shall not, directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, member, security holder, consultant or otherwise) that materially engages in any business which materially competes with the Business within the United States of America or any other jurisdiction in which any member of the Company Group materially engages in business or has demonstrable plans to materially commence business activities in, provided that ownership of less than two percent (2%) of any publicly traded entity or less than five percent (5%) passive ownership in a private equity, hedge fund or other commingled account at the time of investment or any subsequent investment shall not be a violation of the foregoing, provided that the Executive agrees that to the extent such ownership exceeds the applicable ownership thresholds following any investment, the Executive shall take action to bring the Executive’s ownership down to the thresholds set forth above within a reasonable period of time after becoming aware of such exceeding percentage but only to the extent that doing so does not involve the incurrence of penalties.

(e)    Non-Interference. During the Term of Employment and the Post-Termination Restricted Period, the Executive shall not, directly or indirectly for the Executive’s own account or for the account of any other Person, engage in Interfering Activities or otherwise interfere with the operations of the Company.

(f)    Return of Documents. On the Termination Date, the Executive shall deliver to the Company (and will not keep in the Executive’s possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by the Executive pursuant to the Executive’s employment with the Company or otherwise belonging to the Company Group. Notwithstanding the foregoing, the Executive may retain her address book to the extent it only contains contact information and may retain her personal iPads (3) and mobile phone (subject to the Company having a reasonable opportunity to “scrub” the foregoing for Confidential Information of the Company) and the Company shall cooperate with the Executive in transferring to the Executive her wireless accounts (including phone numbers and billing) if in the Company’s name.

(g)    Independence; Severability; Blue Pencil. Each of the rights enumerated in this Section 4 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Section 4 or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Section 4, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and the Executive agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 5.    Injunctive Relief. The Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in Section 4 hereof may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, the Executive hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 4 hereof. Notwithstanding any other provision to the contrary, the Executive acknowledges and agrees that the Post-Termination Restricted Period for the covenants violated shall be tolled during any period of material violation of any of the covenants in Section 4 hereof if it is ultimately determined that the Executive was in breach of such covenants, unless the Company was aware of such violation and did not take reasonably prompt steps to cause the Executive to cease.

Section 6.    Non-Admission of Wrongdoing. Neither this Agreement, nor anything contained in it, shall constitute, or shall be used as, an admission by the Company Group or the Executive of any liability or wrongdoing whatsoever, including but not limited to, any violation of any federal, state, local, or common laws, ordinances, or regulations. Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding except to enforce the terms of this Agreement or to defend against any claim relating to the subject matter of the releases contained herein. Such introduction under these exceptions shall be pursuant to an appropriate order protecting its confidentiality.

Section 7.    Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. The Executive acknowledges and represents that the Company has not provided any tax advice to the Executive in connection with this Agreement and that the Executive has been advised by the Company to seek tax advice from the Executive’s own tax advisors regarding this Agreement and payments that may be made to the Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments. Notwithstanding the foregoing, the Company agrees to cooperate with the Executive and her advisors in connection with any tax audit or contest, including providing information for tax purposes and coordinating tax positions and reporting.

Section 8.    Set Off; Mitigation. The Company’s obligation to pay the Executive the Separation Benefits shall be subject to set-off, or recoupment of agreed amounts owed by the Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of the Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule, no right shall exist with regard to setoff or recoupment to the extent it would violate Section 409A of the Code and there shall be no right to setoff or recoupment with regard to any not agreed upon amounts. The Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 3(e) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of the Executive’s other employment or otherwise.

Section 9.    Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a)    Any payment otherwise required to be made hereunder to the Executive at any date as a result of the termination of the Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, the Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)    Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)    Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as the Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of the Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to the Executive on the schedule set in Section 3 as if the Executive had undergone such termination of employment (under the same circumstances) on the date of the Executive’s ultimate “separation from service.”

(d)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)    While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code) provided that the Company Group act in reasonable good faith in connection with complying with Section 409A of the Code.

Section 10.    Successors and Assigns; No Third-Party Beneficiaries.

(a)    The Company. This Agreement shall inure to the benefit of the Company and its respective permitted successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person other than to an acquiror of all or substantially all of the assets of the Company who assumes the agreement in writing.

(b)    Executive. The Executive’s rights and obligations under this Agreement shall not be transferable by the Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there be no such designee, to the Executive’s estate.

(c)    No Third-Party Beneficiaries. Except as otherwise set forth in this Section 10, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and the Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 11.    Indemnification. The Executive shall be entitled to indemnification to the maximum extent permitted by law with regard to actions or inactions taken in good faith performance of Executive’s duties to the Company Group during the Term of Employment and to directors and officers liability insurance coverage in accordance with the Company’s policies that cover officers and directors generally. Such indemnification and coverage shall apply during the Term of Employment and thereafter, while potential liability exists, to the same extent as provided to active directors and senior officers.

Section 12.    Legal and Advisor’s Fees.

The Company shall pay or reimburse Executive for the reasonable cost of attorney’s and advisor’s fees incurred in the negotiation of this Agreement and related agreements, such fees not to exceed $25,000.00 in the aggregate, within sixty (60) days of receipt of documentation reasonably satisfactory to the Company of the incurrence of such attorney’s and advisor’s fees (with recognition that such documentation will include attorney and advisor time, but not the details of services).

Section 13.    Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. The Executive may rely on any signature of the Chairman of the Board or the Chairman of the Compensation Committee as having been authorized by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 14.    Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 15.    Governing Law; Waiver of Jury Trial.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK. ANY PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT IN THE STATE COURTS OR FEDERAL COURTS OF THE STATE OF NEW YORK. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 16.    Notices.

(a)    Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be emailed and mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice emailed and mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by the Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to the Executive may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b)    Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand or email, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 17.    Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 18.    Entire Agreement. This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive and the termination thereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 19.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WW INTERNATIONAL, INC.

/s/ Raymond Debbane
By:	Raymond Debbane
Title:	Chairman of the Board

EXECUTIVE

/s/ Mindy Grossman
Mindy Grossman

Definitions

(a)    “Annual Bonus” shall have the meaning set forth the Employment Agreement.

(b)    “Base Salary” shall mean the salary provided for in the Employment Agreement.

(c)    “Board” shall mean the Board of Directors of the Company.

(d)    “Business” shall mean any business activities related to wellness and self-improvement services, products and media (including but not limited to those focused on weight loss, fitness, healthy living and emotional well-being) or any other business activity that is materially competitive with the current or demonstrably planned business activities of the Company Group as of the date hereof.

(e)    “Business Relation” shall mean any current or actively and materially pursued prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6) month period, in each case, with whom Executive transacted business or whose identity became known to Executive in connection with Executive’s employment hereunder.

(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(g)    “Company” shall have the meaning set forth in the preamble hereto.

(h)    “Company Group” shall mean the Company together with any of its direct or indirect subsidiaries, in which directly or indirectly owns more than fifty percent (50%) of the capital interests or interests required to elect the majority of the board.

(i)    “Confidential Information” means confidential, proprietary and trade secret information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive may become acquainted during the term of Executive’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that are or become publicly known (or generally known within the Company’s industry) through no unauthorized disclosure by Executive.

(j)    “Delay Period” shall have the meaning set forth in Section 9(a) hereof.

(k)    “Development” shall have the meaning set forth in Section 4(c)(i) hereof.

(l)    “Employment Agreement” shall mean the Employment Agreement entered into between the Company and the Executive on or about April 21, 2017.

(m)    “Executive” shall have the meaning set forth in the preamble hereto.

(n)    “Governmental Entity” shall have the meaning set forth in Section 4(b)(ii) hereof.

(o)    “Initial Grants” shall have the meaning set forth in Section 4(d) of the Employment Agreement.

(p)    “Interfering Activities” shall mean, except in the good faith performance of the Executive’s duties to the Company Group, (A) recruiting, encouraging, soliciting, or inducing, or in any manner attempting to recruit, encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring, or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any material way interfering with the relationship between any such Business Relation and the Company Group. The foregoing restrictions shall not be violated by (i) general untargeted advertising (solely with respect to solicitation) or (ii) by serving as a reference upon request to any individual who is not an executive committee member.

(q)     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(r)    “Post-Termination Restricted Period” shall mean the period commencing on the Termination Date and ending on the second anniversary of the Termination Date.

(s)    “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Appendix B.

(t)    “Separation Benefits” shall have the meaning set forth in Section 3 hereof.

(u)    “Separation Benefits Term” shall mean the period commencing on the Termination Date and ending on the second anniversary of the Termination Date.

(v)    “Term of Employment” shall mean the term of the Executive’s employment with the Company, commencing on July 5, 2017 and continuing to the Termination Date.

(w)    Termination Date” shall have the meaning set forth in Section 2 hereof.

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Separation Benefits detailed in my Separation Agreement with WW International, Inc., dated September 28, 2021 (the “Separation Agreement”), and other good and valuable consideration, I, Mindy Grossman for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, together with, in such capacities, their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever, whether known or unknown, up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the New York Executive Law, the New York State Human Rights Law, the New York State Constitution, the New York Labor Law, the New York Paid Family Leave Law, the New York Civil Rights Law, the New York City Human Rights Law, and the New York City Administrative Code, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I affirm that I have neither filed, nor caused to be filed, and am presently not a party to, any claim, complaint, or action against the Company in any forum. I further affirm that I have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers or employees, including any allegations of corporate fraud. I furthermore affirm that I have no known workplace injuries or occupational diseases for which a claim could be made or benefits or other relief could be obtained.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under the Separation Agreement, (ii) any claims that cannot be waived by law, (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws, other plans or agreements, by law, or a Company insurance policy providing such coverage, as any of such may be amended from time to time (subject to the terms of Section 15 of the Employment Agreement) or (iv) rights with regard to equity I own in the Company.

I expressly acknowledge and agree that I –

•	Am able to read the language, and understand the meaning and effect, of this Release;

•

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•

Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Separation Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Separation Benefits;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•

Had or could have forty-five (45) days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. A class action in which I am not a named plaintiff shall not be deemed filed by me. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Separation Benefits will control as the exclusive remedy and full settlement of all such claims by me.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group (as defined in my Employment Agreement) and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Separation Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement, dated April 21, 2017, with WW International, Inc.

Mindy Grossman Date: